FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2014 RESULTS

EPS of $0.93 up 45% sequentially; Dividend increased 20%

CRANBURY, New Jersey – (July 28, 2014) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the second quarter 2014.

Second Quarter Results

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Net sales for the second quarter 2014 of $220 million were up 2% sequentially and 3% compared to second quarter 2013 levels. Specialty Phosphates sales increased 1% sequentially, but declined 2% year-over-year primarily due to lower Mexico STPP sales.

•	US/Canada Specialty Phosphates sales of $157 million were 4% higher sequentially, but down 1% compared to the prior year quarter with prices down 2% and volumes up 1%.

•
Mexico Specialty Phosphates sales of $41 million decreased 8% sequentially and 6% compared to the year ago period, primarily due to the reduced demand and timing of STPP orders, as the first half 2014 STPP volumes were just slightly below first half 2013 levels.

•	GTSP & Other sales of $22 million were up modestly on a sequential basis and doubled compared to the year ago period on higher volumes, partially offset by lower pricing.

•
Diluted EPS for the second quarter 2014 was $0.93 compared to $0.52 for the second quarter 2013. Giving effect to the prior year adjustments previously disclosed, diluted EPS was $0.79 for the second quarter 2013.

Randy Gress, CEO of Innophos, commented, “I am pleased with our strong improvement in operating performance and bottom line results for the 2014 second quarter, which reflect strong execution across our businesses. We delivered better than expected levels of Specialty Phosphates operating income, mainly driven by continued solid performance and improving yields at our Coatzacoalcos operations and the timing of price increases in Mexico achieved ahead of raw material cost increases due to inventory lags. While profitability reflected improved operating performance, net sales for the quarter were negatively affected by softening market dynamics for our core markets, combined with adverse timing of Mexico STPP sales, continued weaker INNOVALT® sales for asphalt markets due to uncertain federal transportation funding and slower growth than expected in our nutrition business. Cash generation remains strong, and we continue to return value to our shareholders as evidenced by the repurchase of 112,000 shares in the second quarter as part of our previously announced program and a 20% increase in our quarterly dividend we are announcing for our third quarter payment. Based on our second-quarter performance and current market visibility, we are reaffirming our Specialty Phosphates margin target for the year, but expect to come in at the low end of our volume growth range as a result of the revenue-related headwinds that affected our results in the second quarter.”

Segment Results – second quarter 2014 versus 2013

Specialty Phosphates

Specialty Phosphates sales were down 2% year-over-year, with volume and price each down 1%.

Operating income of $32 million was up $7 million year-over-year and $6 million sequentially. Taking into account the $5 million of elevated cost of goods sold that was previously reported for the prior year period, operating income was up $2 million. Operating income margin for the second quarter 2014 was 16%, up 360 basis points against the prior year and up 140 basis points against the adjusted prior year level.

US/Canada

Sales were 1% lower than the prior year period on 2% lower prices, partially offset by 1% higher volumes. Price increases implemented in the second quarter 2014 to offset increasing raw material costs are expected to take effect at the beginning of the third quarter 2014. Growth impediments continued in the US for the INNOVALT® asphalt business, due to declining funds in the federal highway transportation budget, and ongoing unresolved import issues into China for some of our nutrition business customers.

Operating income of $21 million was up $1 million sequentially, but $2 million lower year-over-year due to lower selling prices. Operating income margin was 14% for the second quarter 2014, up 20 basis points sequentially, but down 130 basis points from the prior year level.

Mexico

Mexico Specialty Phosphates sales decreased 6% compared to second quarter 2013 on 8% lower volumes resulting primarily from the timing of STPP orders. Selling prices increased 2% as the Mexico business realized price increases during the quarter.

Operating income in the second quarter 2014 of $11 million was up $5 million sequentially and up $9 million year-over-year due to lower costs and the timing of the achievement of price increases ahead of the effects of higher raw material costs due to inventory lags. Adjusting for the $5 million of elevated costs in the prior year quarter, operating income was up $4 million. Operating income margin was 25% for the second quarter 2014, up significantly when compared to 3% for the year ago quarter and 13% for the adjusted prior-year quarter.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) essentially doubled in the second quarter 2014 compared to the year ago period on 110% higher volumes, but 11% lower selling prices.

The second quarter 2014 operating income at break-even levels, which included a $1 million accrual for Geismar contingent liabilities recorded in “Other”, was $3 million higher than the prior year quarter and up $4 million sequentially. Adjusting for the previously disclosed $2 million of elevated costs from reduced efficiencies and higher plant maintenance in the prior year quarter, operating income was $1 million higher than the prior year quarter. Operating income margins were 1% for the second quarter 2014 compared to (28)% for the second quarter 2013 as reported and (11)% on an adjusted basis.

Recent Trends and Outlook

Specialty Phosphates volume was down 1% in the second quarter 2014 compared to the prior year primarily due to softening market dynamics for our core markets, combined with adverse STPP order patterns in Mexico, lower growth than expected for the nutrition business and continued dampening on INNOVALT® sales for asphalt markets. Export sales overall were up 13% year-over-year with growth achieved across all regions. As a result of the noted challenges in the US markets, which negatively affected first half 2014 growth rates by 100 basis points, our expectation for Specialty Phosphates volume growth is now at the low end of the full year 2014 target range of 3-5%.

Specialty Phosphates operating income margins were 16% for the second quarter 2014, above the full year expected range, due to significantly improved profitability levels in Mexico. We remain confident in our full year 2014 target of 14-15% operating income margins for Specialty Phosphates.

Fertilizer market prices remained stable during the second quarter 2014, but have increased 5-10% during July. Market phosphate rock prices were flat sequentially in the second quarter 2014 and are expected to remain stable for the third quarter. Sulfur market prices increased approximately 20% in the second quarter 2014 and are expected to increase slightly in the third quarter. Innophos has implemented selling price increases to offset the effects of the rise in raw material costs.

GTSP & Other recorded break-even operating income for the second quarter 2014. Included in these results was a $1 million accrual in “Other” for Geismar contingent liabilities, including settlement civil penalties, following the receipt of a draft consent decree and discussions with government parties. We expect to generate $1 million of operating income in this minor segment for the third quarter 2014 based on current market selling and raw material price indications.

Net debt decreased sequentially by $11 million in the second quarter 2014 to $101 million as the company generated additional cash from operations. Innophos spent $6.2 million to repurchase 112,000 shares during the second quarter 2014, and the Board of Directors has approved a 20% increase in the quarterly dividend rate to $0.48 per share to be paid in the third quarter. Details of the declaration will be announced separately.

Capital Expenditures
Capital expenditures were $9 million in the second quarter, up $3 million from the first quarter 2014. Our expectation for 2014 capital expenditures remains in the $35-40 million range. We continue to focus on capacity enhancements to our US, Canada and Mexico Specialty Ingredients facilities and further improvements of Mexico’s reliability, efficiency and capability to manufacture a more diverse mix of higher quality products.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT;

Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600

Conference Call Details

The conference call is scheduled for Tuesday, July 29, 2014 at 10:00 am ET and can be accessed by dialing 1-888-206-4064 (U.S.) or 1-630-827-5973 (international) and entering passcode 37748160. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on July 29 and 1:00 pm ET on August 12, 2014. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 5575193#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended June 30,
	2014	2013

Net sales	$219,542	$213,176
Cost of goods sold	166,969	172,281
Gross profit	52,573	40,895
Operating expenses:
Selling, general and administrative	19,683	17,939
Research & development expenses	1,081	826
Total operating expenses	20,764	18,765
Operating income	31,809	22,130
Interest expense, net	1,128	1,594
Foreign exchange loss (gain)	(1,042)	2,915
Income before income taxes	31,723	17,621
Provision for income taxes	11,095	6,054
Net income	$20,628	$11,567

Diluted Earnings Per Participating Share	$0.93	$0.52

Diluted weighted average participating shares outstanding:	22,251,416	22,320,172
Dividends paid per share of common stock	$0.40	$0.35
Dividends declared per share of common stock	$0.40	$0.35

Segment Reporting – Second Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended June 30,		Net Sales
	2014	2013	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$157,267	$159,054	(1.1)%
Specialty Phosphates Mexico	40,885	43,370	(5.7)%
Total Specialty Phosphates	198,152	202,424	(2.1)%
GTSP & Other	21,390	10,752	98.9%
Total	$219,542	$213,176	3.0%

Segment Operating Income
Specialty Phosphates US & Canada	$21,334	$23,759
Specialty Phosphates Mexico	10,320	1,333
Total Specialty Phosphates	31,654	25,092
GTSP & Other	155	(2,962)
Total	$31,809	$22,130

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	13.6%	14.9%
Specialty Phosphates Mexico	25.2%	3.1%
Total Specialty Phosphates	16.0%	12.4%
GTSP & Other	0.7%	(27.5)%
Total	14.5%	10.4%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,291	$6,465
Specialty Phosphates Mexico	2,277	2,318
Total Specialty Phosphates	8,568	8,783
GTSP & Other	357	682
Total	$8,925	$9,465

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2014 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.8)%	0.7%	(1.1)%
Specialty Phosphates Mexico	2.5%	(8.2)%	(5.7)%
Total Specialty Phosphates	(0.9)%	(1.2)%	(2.1)%
GTSP & Other	(10.9)%	109.8%	98.9%
Total	(1.4)%	4.4%	3.0%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(0.9)%	1.1%	0.2%
Food & Technical Grade PPA	(1.2)%	(2.0)%	(3.2)%
STPP & Detergent Grade PPA	(0.3)%	(15.7)%	(16.0)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows provided from operating activities
Net income	$34,813	$23,970
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	17,399	18,851
Amortization of deferred financing charges	263	288
Deferred income tax provision	(71)	1,331
Share-based compensation	1,975	1,751
Changes in assets and liabilities:
Increase in accounts receivable	(19,279)	(7,512)
Decrease in inventories	17,169	9,278
Decrease in other current assets	12,146	10,451
(Decrease) increase in accounts payable	(917)	3,745
Increase (decrease) in other current liabilities	2,533	(15,281)
Changes in other long-term assets and liabilities	2,019	(3,143)
Net cash provided from operating activities	68,050	43,729
Cash flows used for investing activities:
Capital expenditures	(14,722)	(15,879)
Net cash used for investing activities	(14,722)	(15,879)
Cash flows used for financing activities:
Proceeds from exercise of stock options	159	75
Long-term debt borrowings	—	28,000
Long-term debt repayments	(24,001)	(36,000)
Excess tax benefits from exercise of stock options	154	1,041
Common stock repurchases	(6,381)	(70)
Dividends paid	(17,546)	(15,326)
Net cash used for financing activities	(47,615)	(22,280)
Net change in cash	5,713	5,570
Cash and cash equivalents at beginning of period	32,755	26,815
Cash and cash equivalents at end of period	38,468	32,385

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$38,468	$32,755
Accounts receivable, net	107,713	88,434
Inventories	164,298	181,467
Other current assets	69,380	81,961
Total current assets	379,859	384,617
Property, plant and equipment, net	201,690	201,985
Goodwill	84,373	84,373
Intangibles and other assets, net	71,669	74,691
Total assets	$737,591	$745,666
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,004	$4,002
Accounts payable, trade and other	37,800	38,717
Other current liabilities	37,146	34,613
Total current liabilities	78,950	77,332
Long-term debt	135,004	159,007
Other long-term liabilities	47,454	45,908
Total stockholders’ equity	476,183	463,419
Total liabilities and stockholders’ equity	$737,591	$745,666

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.